Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONTROL4 CORPORATION

FIRST:  The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Control4 Corporation

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 200 Bellevue Parkway, Suite 210, Bellevue Park Corporate Center, Wilmington, New Castle County, Delaware 19809.  The name of its registered agent at such address is Intertrust Corporate Services Delaware Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:  The aggregate number of all classes of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.01 per share (the “Common Stock”).

FIFTH:  The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1.              Dividends.  The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board.  Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2.              Liquidation, Dissolution or Winding Up.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

3.              Voting.  Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder.  Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SIXTH:  In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL so amended.  Any amendment, repeal or modification of this Article SEVENTH by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

EIGHTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by the DGCL.  All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:  Each stockholder (subject to the proviso below), director that is an employee or principal of Hellman & Friedman LLC or one of its successor entities or investment fund or management company affiliates (together with their respective permitted assigns, each, an “Investor”), officer affiliated with an Investor and any other officer or director of the Corporation specifically designated by an Investor (each, an “Exempted Person”) has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries.  In the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation and/or any of its subsidiaries, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and shall not be liable to the Corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation or any of its subsidiaries.  Notwithstanding the foregoing, this Article TENTH shall not apply to any individual who is also an officer or employee of the Corporation or any of its subsidiaries (other than officers affiliated with an Investor).  Neither the alteration, amendment or repeal of this Article TENTH, nor the adoption of any provision of this certificate of incorporation inconsistent with this Article TENTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification.

ELEVENTH:

(a)                                 The Corporation shall indemnify and hold harmless any person who was or is a party to or a participant in or is threatened to be made a party to or a participant in, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, excise taxes, penalties, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or on such person’s behalf) in connection with such action, suit or proceeding to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(b)                                 To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) of this Article ELEVENTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person (or on such person’s behalf) in connection therewith.

(c)                                  Expenses (including attorneys’ fees) incurred by any person (or on behalf of any person) in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the DGCL, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(d)                                 The indemnification permitted by this Article ELEVENTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such person.  To assure indemnification under this Article ELEVENTH of all current and former directors and officers who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time: “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his/her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”